Exhibit 10.115

LICENSE AND INTELLECTUAL PROPERTY ACQUISITION AGREEMENT

This License and Intellectual Property Acquisition Agreement (as amended from time to time, this “Agreement”), dated this 30th day of March, 2007, but effective as of January 1, 2007 (the “Effective Date”), is made by and between Senetek PLC, an English corporation (“Senetek”) and Valeant Pharmaceuticals North America, a Delaware corporation (“Valeant”).

W I T N E S S E T H:

WHEREAS, Senetek has developed and holds certain patents and other intellectual property rights relating in and to the use of formulated products containing Kinetin and Zeatin;

WHEREAS, Valeant is a manufacturer and distributor of a broad range of pharmaceutical products worldwide;

WHEREAS, Senetek and Valeant Pharmaceuticals International (“VPI”), an Affiliate of Valeant, have previously entered into that certain License Agreement, dated August 1, 2003, as amended (the “Original License Agreement”);

WHEREAS, VPI has assigned all of its rights under the Original License Agreement to Valeant in accordance with Section 10.5 of the Original License Agreement;

WHEREAS, Valeant now desires to acquire from Senetek, and Senetek desires to transfer to Valeant, certain intellectual property rights relating to Kinetin and Zeatin; and

WHEREAS, Valeant and Senetek desire to terminate the Original License Agreement and enter into this Agreement with respect to such intellectual property;

NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. When used in this Agreement, each of the following capitalized terms shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to a Person, any corporation, partnership, proprietorship or other legal entity directly or indirectly controlled by, controlling, or under common control with another legal entity; “control” meaning, for purposes hereof, the effective power to elect at least a majority of the Board or Directors or other management body of a legal entity or to effectively direct the management of a legal entity, by the ownership of voting securities, by contract, or otherwise.

(b) “Applicable Law” means all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, guidance documents, injunctions, awards, judgments, and permits and licenses of or from Government Entities relating to or governing the use or regulation of the subject item, including, where applicable, tax law.

(c) “Business Day” means a day which is not a Saturday, a Sunday, or a day upon which federally chartered banks in the United States are required to be closed.

(d) “Commercially Reasonable Efforts” means that commercially reasonable degree of effort, expertise, knowledge and resources which one skilled, able, familiar with and experienced in the matters set forth herein would utilize and otherwise apply with respect to fulfilling a like obligation subject to the then existing legal, contractual and other restrictions.

(e) “Confidential Information” means any and all non-public information of a Party or its Affiliates, whether or not related to the subject matter of this Agreement or any of the Existing License Agreements, which (i) is marked as confidential or with words of like effect, or (ii) is disclosed orally, but identified as confidential information by subsequent writing within five (5) days of such disclosure, or (iii) on its face is of such a nature that a reasonable business person would necessarily regard it as confidential, subject to Article 8. Confidential Information may include the non-public information of a Third Party that has disclosed such information to a Party or its Affiliates in the course of its business.

(f) “Effective Date” has the meaning set forth in the Preamble.

(g) “Encumbrance” means claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, assessments, prior assignments, title retention agreements, conditional sales agreements, indentures, deeds of trust, leases, levies or security agreements of any kind whatsoever imposed upon the subject property or item.

(h) “Existing License Agreement” means any agreement, whether written or oral, between Senetek and any Third Party, or by which Senetek is bound, which exists as of the Effective Date and by which Senetek grants or purports to grant any rights in, to or under the Intellectual Property or any portion of the Intellectual Property, including but not limited to those agreements listed on Schedule 4.1(e).

(i) “Final Adjudication” means any decision by a Government Entity of competent jurisdiction if either (a) any and all appeals (including to other Government Entities of competent jurisdiction) in connection with the adjudication are exhausted or (b) the time for any such appeal shall have passed without such appeal having been perfected.

(j) “Government Entity” means any competent governmental agency, board, authority, commission, court or other governmental entity having lawful jurisdiction over the subject matter.

(k) “Intellectual Property” means the Patents, together with any copyrights and any other intellectual and industrial property rights of any sort throughout the world that Senetek owns or has rights to on the Effective Date, and that relate to the making, using, selling, offering to sell, importing or exporting of any products for human use containing any of the Licensed Compounds, but excluding the Know-How.

(l) “Intellectual Property and Know-How Records” means all documentation, including, without limitation, books of account, financial records and other books and records, maintained, owned or controlled by Senetek, whether in electronic or tangible form, relating to the Intellectual Property and Know-How.

(m) “Know-How” means all Trade Secrets and other information, data, documents, materials and knowledge, including Confidential Information, that Senetek owns or has rights to on the Effective Date, to the extent such is useful or necessary for the making, using, selling, offering to sell, importing or exporting of any products for human use containing any of the Licensed Compounds or any component thereof including, but not limited to, (i) information related to any pharmaceutical, chemical, biological and biochemical product covered under the

Patents, (ii) technical and non-technical data, information relating to the results of tests, assays, methods and/or processes, (iii) drawings, plans, diagrams, specifications and/or other documents containing this information, and further means and includes any and all proprietary special knowledge, expertise, discoveries, formulations, processes and technical, regulatory or other information, and (iv) any of the foregoing as they may relate to the items or matters listed on Schedule 1.1(m).

(n) “Licensed Compounds” means Kinetin and Zeatin.

(o) “Party” or “Parties” means Senetek or Valeant, or Senetek and Valeant, whichever the context requires.

(p) “Patents” means those U.S. and foreign patents and patent applications listed on Schedule 4.1(g)(ii)(A), together with all patents and patent applications owned by and licensed by Senetek that claim priority to or common priority with, divisions, continuations, continuations-in-part, together with any substitutions, replacements, reissues, renewals, re-examinations, extensions or additions thereto, and all worldwide counterparts thereof.

(q) “Patent License Term” has the meaning set forth in Section 2.1.

(r) “Person” means any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other legal entity or government or political subdivision thereof.

(s) “Regulatory Approvals” means, as related to the Intellectual Property and/or Senetek’s operation of the business related to the Licensed Compounds in the Territory, all material permits, licenses, certificates, approvals, product registrations, filings and authorizations issued by any Government Authority to Senetek or its representatives.

(t) “Territory” means all the countries and territories of the world.

(u) “Third Party” means any Person other than Senetek or Valeant or their Affiliates.

(v) “Trademarks” means all trademarks, service marks, certification marks, trade names, commercial names or collective marks, registered or at common law, names, symbols, or devices, or any combination thereof, adopted and used by Senetek to identify and distinguish its products, processes, services and/or other uses of the Licensed Compounds from those of any Third Party.

(w) “Trade Secret” means information possessed by Senetek on the Effective Date, including any formula, pattern, compilation, program, device technique, or process that derives or could reasonably be expected to derive independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use.

(x) “Valid Claim” means any claim in an unexpired patent or patent application included within the Patents that has not been disclaimed or held invalid or enforceable by a Government Entity of competent jurisdiction in a Final Adjudication.

Section 1.2 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement; (e) the term “or” has, except where the context otherwise dictates, the inclusive meaning represented by the phrase, “and/or”; and (f) the term “including” or any variation thereof means “including without limitation” or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it, unless otherwise expressly stated.

ARTICLE 2

CONVEYANCE OF INTELLECTUAL PROPERTY RIGHTS AND KNOW-HOW

Section 2.1 Intellectual Property. Senetek hereby grants to Valeant an exclusive (even as to Senetek), assignable, fully paid up, non-royalty bearing license under the Intellectual Property, free and clear of any Encumbrances (except as provided in Section 2.3), with the right to grant sublicenses, to make, use, offer to sell, sell, import, and export any products for human use containing any of the Licensed Compounds throughout the world. The term of such license with respect to the Patents (the “Patent License Term”) shall run in each country having issued any of the Patents for the period beginning on the Effective Date and ending upon the expiration of all issued Patents issued by such country containing a Valid Claim. The term of such license with respect to the Intellectual Property, other than the Patents, shall be perpetual.

Section 2.2 Know-How. Senetek hereby sells, assigns, sets over, transfers, and conveys to Valeant an undivided XXXXXXX interest in all of Senetek’s right, title and interest in and to all of the Know-How, free and clear of any Encumbrances (except as provided in

Section 2.3). Anything in this Agreement to the contrary notwithstanding, during the Patent License Term, Senetek shall not, without Valeant’s prior written consent, in any country having issued any of the Patents until the expiration of all Patents issued by such country containing a Valid Claim, (i) license or disclose the Know-How, or any interest therein, to a Third Party for the making, using, selling, offering to sell, importing or exporting of any products for human use containing any of the Licensed Compounds, or (ii) use the Know-How for the selling, offering to sell, importing or exporting of any products for human use containing any of the Licensed Compounds (it being understood that Senetek may use the Know-How for researching and developing such products or any other products).

Section 2.3 Limitations. The license in Section 2.1 and the conveyance in Section 2.2 are made subject to the terms and provisions of the Existing License Agreements, and Valeant’s rights to use the Know-How pursuant to Section 2.2 shall not include any Confidential Information obtained by Senetek from any licensee, the disclosure of which (i) would violate the terms and provisions of the Existing License Agreements or (ii) would violate applicable antitrust or trade regulation laws or applicable rules of any Government Entity.

Section 2.4 Right of First Offer Following Expiration of Patents. Effective upon the expiration of the first to expire of any or all Patents in any particular country and at all times thereafter, Valeant shall have the right of first offer to obtain the right to sell in such country any skin care product developed, being developed or otherwise acquired by Senetek or its Affiliates which is either (i) a systemic (oral or injectable) product containing as its primary active ingredient either Kinetin or Zeatin, or (ii) a topical product containing as an active ingredient either Kinetin or Zeatin (any such developed or acquired product or product in development being referred to in this Section 2.4 as a “product”) provided that such right of first offer shall not apply with regard to products that are both (a) protected through patents or other exclusivity as to, owned by, or vested in a Third Party, and (b) as to which Senetek or its Affiliates have not acquired on or prior to the Effective Date the right to grant marketing rights to others. At such time as Senetek determines, based on preliminary in vitro or other studies or other information (clinical or otherwise) (collectively, the “Data”), that such product exhibits action that may make it commercially marketable, Senetek shall give written notice thereof to Valeant, together with all Data in Senetek’s possession or control. Valeant shall have sixty (60) days from the date that it receives such notice to deliver an offer to Senetek setting forth in reasonable detail the principal commercial terms upon which Valeant would purchase, market and resell such product. If Senetek elects not to accept Valeant’s offer (or if no offer is made within such period), Senetek shall be free to (i) grant a license to sell such product in the relevant country to others on terms no better to such other party than those offered by Valeant (or, if Senetek has made a counter offer, on terms no better to such other party than those offered by Senetek to Valeant), (ii) exercise the right to sell such product itself, or (iii) any combination thereof, all in Senetek’s sole discretion; provided, however, that in connection with entering into a definitive agreement with such other party, Senetek shall provide to such other party preliminary Data no different than the preliminary Data provided to Valeant. If Senetek develops or acquires Data with respect to such product different than the Data made available to Valeant, Senetek shall give another written notice to Valeant, together with such different Data, and Valeant shall have sixty (60) days from the date that it receives such notice to deliver an offer to Senetek in accordance with the terms specified above regarding the first notice (it being the intention of the Parties that such procedure be repeated until such time as the studies developed by or for Senetek demonstrate “proof of concept” for such product).

ARTICLE 3

CONSIDERATION

Section 3.1 Closing Payments. Concurrently with the execution of this Agreement, Valeant will pay to Senetek, by wire transfer of immediately available funds to an account specified in writing by Senetek, a one-time payment of Twenty-One Million Dollars ($21,000,000) (the “Closing Payment”).

Section 3.2 Earn Out Payment. In addition, Senetek shall be entitled to earn, and if earned, Valeant shall pay Senetek, an earn out payment (the “Earn Out Payment”) as follows:

(a) Senetek shall be entitled to receive the Earn Out Payment, and Valeant shall be obligated to pay Senetek the Earn Out Payment, only if Valeant receives in excess of XXXXXXXXXX in Net Royalties during the Earn Out Period.

(b) If Valeant receives in excess of XXXXXXXXXX in Net Royalties during the Earn Out Period (the amount of any such excess Net Royalties being hereinafter referred to as the “Excess Royalties”), then Valeant shall pay Senetek as the Earn Out Payment:

(i) XXX of the first XXXXXXXXX of Excess Royalties received during the Earn Out Period; and

(ii) XXX of any additional Excess Royalties received during the Earn Out Period.

(c) The Earn Out Payment, if any, shall be paid in one or more quarterly installments. The timing and amount of each such quarterly installment shall depend on when and in what amounts the Excess Royalties are received. Within thirty (30) days following the last day of any calendar quarter during the Earn Out Period within which any Excess Royalties are received, Valeant shall pay Senetek the accrued portion, if any, of the Earn Out Payment then due.

(d) Either Party may, upon written notice to the other Party, request an independent audit and determination of the Earn Out Payment calculation with respect to any completed calendar quarter during the Earn Out Period (each such calendar quarter being hereinafter referred to as an “Audited Quarter”); provided that the Party requesting the audit provide such written request to the other Party within 12 months following the last day of the Audited Quarter. In the event that an audit is requested in accordance herewith, the Parties shall select an independent public accounting firm (the “Auditor”) to perform the audit, and each Party shall cooperate fully in the audit and shall bear one-half of the Auditors fees and expenses. The Auditor’s determination of the Earn Out Payment for the Audited Quarter shall be final and binding on both Parties, and within 10 days following the Parties’ receipt of the Auditor’s determination, each Party agrees that it will make whatever payment to the other Party is required, if any, to cause the Earn Out Payment made with respect to the Audited Quarter, if any, to equal the Earn Out Payment for such Audited Quarter as determined by the Auditor.

(e) For purposes hereof, (i) the term “Earn Out Period” shall mean the five year period commencing on the Effective Date and ending on December 31, 2011, and (ii) the term “Net Royalties” shall mean the total royalties paid to Valeant under the Existing License Agreements with respect to the Earn Out Period (whether received directly from the licensees or from Senetek in accordance with this Agreement), less any credits or refunds required to be given or paid by Valeant with respect thereto.

Section 3.3 Royalty Credit. In addition to the foregoing, Valeant shall and hereby does waive the application of the Unused Prepaid Royalty Credit (as hereinafter defined) in accordance with Section 3.11 of the Original License Agreement, and forgives any refund thereof, and in lieu of such refund, the Parties hereby agree that the Unused Prepaid Royalty Credit shall be credited as (and accounted by both Parties as) an additional cash payment made by Valeant to Senetek hereunder. For purposes hereof, the “Unused Prepaid Royalty Credit” shall mean XXXXXXX, being that portion of the royalty credit due to Valeant pursuant to the Amendment to License Agreement, dated May 4, 2004, to the Original License Agreement as a prepayment of future royalties which has not, as of the Effective Date, been credited to VPI or

Valeant under Section 3.11 of the Original License Agreement. Senetek shall not be entitled to receive any other royalties or payments hereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Senetek. Senetek hereby represents and warrants to Valeant, as of the Effective Date and as of the Execution Date, as follows:

(a) Organization and Authority. Senetek is a corporation duly organized, validly existing and in good standing under the laws of England. Senetek has full corporate power and authority to execute and deliver this Agreement and effect the transactions contemplated hereby and has duly authorized the execution, delivery and performance of this Agreement and the transactions or documents contemplated hereby by all necessary corporate action. Senetek has all corporate power and authority necessary to own its assets and carry on its business as it is now conducted. Senetek is duly licensed or qualified to do business and is in good standing in England and California and each other jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification. This Agreement is the valid and legally binding obligation of Senetek, enforceable against it in accordance with its terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).

(b) Consents; No Violations. The execution, delivery and performance by Senetek of this Agreement and the consummation by Senetek of the transactions contemplated hereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Government Authority. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or result in a breach or result in the acceleration or termination of, or the creation in any Third Party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Senetek is a party or by which it is bound or to which any of the Intellectual Property or Know-How is subject, (ii) conflict with, violate or result in a breach of any provision of the organizational documents of Senetek, or (iii) conflict with or violate any Applicable Law with respect to Senetek or the Intellectual Property or Know-How. Senetek is not a party to or bound by any agreement, written or oral, which encumbers, restricts or otherwise compromises Senetek’s ability to enforce the Existing License Agreements.

(c) Compliance with Laws. Except as set forth on Schedule 4.1(c), with respect to the Intellectual Property, Senetek is in compliance with all Applicable Law.

(d) Litigation. There are no lawsuits, claims or any civil, administrative or criminal actions, suits, or proceedings or governmental investigations existing, pending, or to the knowledge of Senetek, threatened, with respect to the Intellectual Property, the Know-How or this Agreement or the transactions contemplated hereby. Senetek is not subject to any decree or order of any Government Authority that would impair or delay its ability to perform its obligations under this Agreement

(e) Existing License Agreements. Schedule 4.1(e)(i) sets forth a complete and correct list of all of the Existing License Agreements. Except as set forth on Schedule 4.1(e)(ii), such Existing License Agreements are the only agreements, written or oral, existing between Senetek and any Third Party or by which Senetek is bound which purport to grant any rights in, to or under the Intellectual Property, the Know-How or any portion thereof. Senetek has delivered to or made available to Valeant true and complete copies of all of the Existing License Agreements. All of the Existing License Agreements are, as to Senetek (and, as to the other parties thereto, are to Senetek’s best knowledge), legal, valid and binding agreements in full force and effect and enforceable in accordance with their terms. Senetek is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, by Senetek permitting termination, modification, or acceleration, under any Existing License Agreement. To Senetek’s knowledge, no other party to any Existing License Agreement is in breach or default under, or has repudiated any provision of, any Existing License Agreement.

(f) Payments Under Existing License Agreements. Schedule 4.1(f) sets forth, on a contract-by-contract basis, a complete and correct list of all of the royalty payments and other payments past due to Senetek from the licensees or from other Third Parties under the Existing License Agreements. To Senetek’s knowledge, as of the date of this Agreement, the licensees and other Third Parties under the Existing License Agreements are current as to all payments due to Senetek.

(g) Intellectual Property and Know-How.

(i) Except as set forth in Schedule 4.1(e)(ii), Senetek is the owner, licensee or sublicensee (as applicable), free and clear of any Encumbrance, of all right, title and interest in and to the Intellectual Property, and has the full and unrestricted right to license the Intellectual Property to Valeant on the terms of this Agreement.

(ii) The following schedules set forth a true and complete list of the following:

(A) Schedule 4.1(g)(ii)(A) - The Patents, including (A) issued Patents and for each, its number, issue date, title, priority information and current legal status, for each jurisdiction in which such patent has been issued; (B) Patent applications (including provisional applications, divisional applications, continuation applications, continuation-in-part applications, re-examination applications and reissue applications) and for each, the application number, date of filing, title, priority information and current legal status for each jurisdiction in which such patent application is pending; (C) a summary description of all patents and patent applications (including provisional patent applications) related to the Intellectual Property that Senetek has abandoned; and (D) a summary description of all issued patents and patent applications (including provisional patent applications) related to the Intellectual Property that have been rejected by the patenting authority in any jurisdiction;

(B) Schedule 4.1(g)(ii)(B) - Trademarks, including, (A) if registered, the registration number thereof, and the class of goods or the description of goods or services covered thereby, the jurisdictions in which such Trademark is registered, the current legal status and the expiration date for each jurisdiction in which such Trademark has been registered; and (B) if unregistered, the application serial number thereof (if any), the date of filing (if any), the jurisdictions in which such application was filed or such trademark was used and the class of goods or the description of goods or services sought to be covered thereby or for which such trademark was used.

(iii) None of the Patents is involved in any litigation, reissue, interference, reexamination, or opposition, and to the knowledge of Senetek, there has been no threat or other indication that any such proceeding will hereafter be commenced. The Patents (excluding patent applications) are in good standing, without challenge of any kind known to Senetek, have not been adjudged invalid or unenforceable in whole or in part, and to Senetek’s best knowledge there is no valid basis for any adjudication of invalidity or unenforceability thereof.

(iv) None of the Trademarks or registrations or applications to use or register such items are involved in any cancellation, nullification, interference, conflict, concurrent use or opposition proceeding, and there has been no threat or other indication that any such proceeding will hereafter be commenced.

(v) No legal proceedings are pending, or to the knowledge of Senetek are threatened, against Senetek based upon, challenging or seeking to deny or restrict the use of any of the Intellectual Property or the Know-How.

(vi) All maintenance fees, annuity fees or renewal fee payments currently due for each jurisdiction in which each patent, patent application, trademark, trademark application, trade name, trade name registration, brand name, brand name registration, service mark, service mark registration, copyright, copyright application, domain name or domain name application included within the Intellectual Property has issued or is pending have been paid.

(vii) Except as described in Schedule 4.1(g)(vii), to Senetek’s knowledge, no Third Party is engaging in any activity that infringes or misappropriates the Intellectual Property or the Know-How.

(viii) Senetek has delivered or made available to Valeant true and complete copies of the issued Patents and all applications therefore included in the Intellectual Property and all applications and registrations for Trademarks.

(ix) Senetek has, with respect to the Intellectual Property and the Know-How, used Commercially Reasonable Efforts to maintain its Trade Secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such Trade Secrets to keep such Trade Secrets confidential.

(x) To Senetek’s knowledge, there has been no misappropriation of any Trade Secrets or other Confidential Information of Senetek with respect to the Intellectual Property and the Know-How.

(xi) Senetek has secured valid written assignments from all current and former consultants and employees who contributed to the creation or development of the Intellectual Property of such Person’s ownership interest therein. To Senetek’s knowledge, none of the employees or consultants of Senetek is in violation thereof. All employees of, consultants to or vendors of Senetek with access to Confidential Information with respect to the Intellectual Property and the Know-How are parties to written agreements under which each such employee, consultant or vendor is obligated to maintain the confidentiality of such Confidential Information of Senetek. To Senetek’s knowledge, none of the employees, consultants or vendors of Senetek or any of its subsidiaries is in violation of such agreements.

(xii) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to any right of termination or other right to impair or limit, or otherwise result in a breach of, any of Senetek’s rights to own or retain a license to any of the Intellectual Property or the Know-How.

(h) Books and Records. All of the Intellectual Property and Know-How Records have been made available by Senetek to Valeant for examination, are complete and correct in all material respects, and have been maintained in accordance with sound business practices.

(i) Regulatory Compliance.

(i) Schedule 4.1(i) sets forth a complete and correct list of the Regulatory Approvals to which Senetek is a party or holds (as applicable), and which relate to the Intellectual Property or the operation of the business related to the Intellectual Property by Senetek. Senetek has provided to Valeant complete and correct copies of the Regulatory Approvals. The Regulatory Approvals are in full force and effect and have been duly and validly issued.

(ii) Senetek has all Regulatory Approvals necessary for or used to carry on the business related to the Intellectual Property as being conducted by Senetek as of the Effective Date and which are required by Applicable Law.

(iii) Except as set forth on Schedule 4.1(i), Senetek is in compliance with all of the Regulatory Approvals listed on Schedule 4.1(i), and Senetek has not received any notification, written or oral, from any Third Party with respect to any alleged or possible violations or improprieties with respect to any such Regulatory Approvals, and to Senetek’s knowledge, there are no facts or circumstances that would form a reasonable basis for any such violation or impropriety.

(j) Financial Statements. Senetek has previously provided to Valeant historical royalty revenue information with respect to the Existing License Agreements (the “Historical Financial Information”). Such Historical Financial Information is true and correct in all material respects, and has been prepared and presented on a consistent basis using recognized professional accounting standards.

(k) Disclosure. No representation or warranty or other statement made by Senetek in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which they are made, not misleading. Except as set forth in Schedule 4.1(k), Senetek does not have any knowledge of any material fact that has specific application to Senetek or the Intellectual Property or Know-How that would reasonably be expected to have a material adverse effect on Senetek or the Intellectual Property or Know-How that has not been set forth in this Agreement or the schedules or exhibits hereto.

Section 4.2 Representations and Warranties of Valeant. Valeant hereby represents and warrants to Senetek, as of the Effective Date and as of the Execution Date, as follows:

(a) Organization and Authority of Valeant. Valeant is a corporation duly organized, validly existing and in good standing under its jurisdiction of formation. Valeant has full corporate power and corporate authority to execute and deliver this Agreement and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement the and transactions or documents contemplated hereby by all necessary corporate action. Valeant has all corporate power and corporate authority necessary to own its assets and carry on its business as currently conducted. This Agreement is the valid and legally binding obligation of Valeant, enforceable against it in accordance with its terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).

(b) Organization and Authority of VPI. VPI is a corporation duly organized, validly existing and in good standing under its jurisdiction of formation. VPI has full corporate power and corporate authority to execute and deliver this Agreement and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement the and transactions or documents contemplated hereby by all necessary corporate action. VPI has all corporate power and corporate authority necessary to own its assets and carry on its business as currently conducted. This Agreement is the valid and legally binding obligation of VPI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).

(c) Consents; No Violations of Valeant. Neither the execution, delivery or performance of this Agreement, nor compliance by Valeant with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of Valeant, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any of Valeant’s assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Valeant is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to Valeant, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of Encumbrances which, in the aggregate, would not have a material adverse affect on the business of Valeant taken as a whole or any adverse effect on its ability to fully perform this Agreement.

(d) Consents; No Violations of VPI. Neither the execution, delivery or performance of this Agreement, nor compliance by VPI with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of VPI, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any of VPI assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which VPI is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to VPI, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of Encumbrances which, in the aggregate, would not have a material adverse affect on the business of VPI taken as a whole or any adverse effect on its ability to fully perform this Agreement.

(e) Litigation. There are no lawsuits, claims or any civil, administrative or criminal actions, suits, or proceedings or governmental investigations existing, pending, or to the knowledge of Valeant, threatened, with respect to this Agreement or the transactions contemplated hereby. Valeant is not subject to any decree or order of any Government Authority that would impair or delay its ability to perform its obligations under this Agreement.

Section 4.3 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive the termination of this Agreement for the full period prescribed by the statute of limitations applicable to claims for the breach of such representation or warranty.

ARTICLE 5

ADDITIONAL COVENANTS

Section 5.1 Restrictions on Transfer of Patents. Senetek shall not assign, sell or, transfer the Patents or any rights therein to a non-Affiliate, except in accordance with Article 8 hereof. Any purported transfer of the Patents or any rights therein in violation of this Section 5.1 shall be void and without effect and shall not operate to transfer the Patents or any rights therein to the purported transferee.

Section 5.2 Provision of Information. Within ten (10) days following the date of this Agreement, Senetek will provide to Valeant or its designee, on a non-exclusive basis and subject to the limitations set forth in Section 2.3 of this Agreement, true and correct copies of all information in its possession or control, whether in tangible or electronic form, relating to the Intellectual Property and the Know-How, including but not limited to any clinical data, study reports, any information relating to manufacturing, any agreements in respect of the Intellectual Property and the Know-How, analytical results, analytical method validation reports, raw material and sourcing information, quality audit findings, stability reports, any other relevant technical information relating to the Intellectual Property and the Know-How, and any related correspondence and filings with any Government Entity (including notes or minutes of any meeting with any Government Entity).

Section 5.3 Lealand Clark Patent. Senetek is the exclusive assignee of United States Patent No. 5,151,425 (the “Lealand Clark Patent”). Until such time as Senetek’s rights to the Lealand Clark Patent expire, Senetek shall cooperate with Valeant, at Valeant’s request and expense, in any reasonable efforts to commercialize any products based on the Lealand Clark Patent or otherwise extend the term of Senetek’s exclusive assignment of the Lealand Clark Patent.

ARTICLE 6

RIGHTS AND OBLIGATIONS AS TO THE INTELLECTUAL PROPERTY

Section 6.1 Patent Maintenance. Senetek will be responsible, at its own expense, for preparing, filing, prosecuting and maintaining (collectively, “Maintaining” or “Maintenance”) the Patents. Valeant shall provide such assistance as Senetek reasonably requires in relation to the Maintenance of the Patents. Valeant will consult with Senetek as to the Maintenance of the Patents and will furnish to Senetek copies of all material documents relevant to any such Maintenance. Valeant will furnish such documents and consult with Senetek in sufficient time (at least thirty (30) days prior to any first deadline for taking any actions) before any action by Senetek is due. At Senetek’s expense and reasonable request, Valeant shall provide reasonable assistance in connection with the Maintenance of the Patents. If Senetek shall refuse or fail to take any action required under this Section 6.1, Valeant shall be entitled to take such action for the account, and in the name, of Senetek, any cost or expenses incurred by Valeant shall be subject to indemnification by Senetek pursuant to Section 9.1.

Section 6.2 Infringement.

(a) Each Party shall promptly give Notice to the other of any infringement, imitation or act by Third Parties inconsistent with the ownership of and rights to the Intellectual Property provided for in this Agreement or any act of unfair competition by Third Parties relating to any of the Intellectual Property (any of the foregoing shall be referred to as an “infringement”). If the infringement involves manufacture, use or sale by a Third Party which is within the scope of Valeant’s exclusive rights pursuant to Section 2.1 (hereinafter an “Exclusivity Infringement”), Valeant shall have the first right and obligation to proceed to restrain such infringement in its own name and/or in the name of any of its Affiliates, and if the infringement involves manufacture, use or sale by a Third Party which is outside the scope of Valeant’s exclusive rights pursuant to Section 2.1 (hereinafter an “Other Infringement”), Senetek shall have the first right and obligation to proceed to restrain such infringement in its own name and/or in the name of any of its Affiliates. The Party having the first right and obligation to proceed as above provided is hereinafter called the “Primary Party” and the other Party is hereinafter called the “Secondary Party”.

(b) Promptly upon receiving knowledge or Notice of an infringement, the Primary Party shall promptly commence commercially reasonable action to restrain such infringement or otherwise enforce its rights, and the Secondary Party shall cooperate fully in such action, if so requested shall join as a party to any appropriate legal proceedings for such purpose, and shall have the right to participate in, but not control, any such proceedings through counsel of its choice and at its expense. If within thirty (30) days after the Primary Party becomes aware of such infringement it fails to commence commercially reasonable action as above described, the Secondary Party shall have the right to institute such action, in its own name or in the name of the Primary Party or any of their respective Affiliates, as appropriate, and the Primary Party shall cooperate fully in such action and shall have the right to participate in but not control such proceeding, through counsel of its choice and at its expense, all as above described.

(c) Any recovery by either Party as a result of any claim, demand, legal proceeding or other action contemplated by this Section 6.2 or any settlement thereof shall first be applied to reimburse each Party for the reasonable costs of the actions taken by such party pursuant to this Section 6.2 (or, if the recovery is less than the aggregate reasonable costs of the Parties, the same shall be distributed between the Parties in proportion to the reasonable costs borne by them).

(d) To the extent that the infringement involved only an Exclusivity Infringement, then (i) if Valeant undertook such proceeding within the time prescribed by clause (b) above, any recovery in excess of the reasonable costs reimbursable to the Parties as above provided shall be retained by Valeant or (ii) if Valeant failed to undertake such action and Senetek undertook the actions with respect thereto prescribed by clause (b) above, any recovery in excess of the reasonable costs reimbursable to the Parties as above provided shall be divided between the Parties ratably based on the relative loss suffered by the two Parties.

(e) To the extent that the infringement involved only an Other Infringement, then (i) if Senetek undertook such proceeding within the time prescribed by clause (b) above, any recovery in excess of the reasonable costs reimbursable to the Parties as above provided shall be retained by Senetek or (ii) if Senetek failed to undertake such action and Valeant undertook the actions with respect thereto prescribed by clause (b) above, any recovery in excess of the reasonable costs reimbursable to the Parties as above provided shall be divided between the Parties ratably based on the relative loss suffered by the two Parties.

(f) In the event the Parties agree that Valeant’s practicing the rights licensed to it by this Agreement in accordance with the terms hereof would infringe a Third Party patent, the Parties shall negotiate in good faith with respect to the reasonable royalty or other consideration that a Person in the exercise of Commercially Reasonable Efforts would pay for a non-exclusive license from such Third Party sufficient to permit Valeant to practice the rights licensed to it by this Agreement in accordance with the terms hereof. If the Parties are unable to reach agreement with respect thereto within thirty (30) days, the matter shall be referred to a panel of the World Intellectual Property Organization selected in accordance with the procedures of such organization, and such panel’s decision shall be final and binding on the parties. Once such amount has been agreed or determined by such panel, Valeant may, in its sole discretion, seek to obtain a license of the nature described above from the Third Party on such terms as it shall determine in its sole discretion. In the event Valeant obtains such a license, in addition to any other remedies which may be available to Valeant under this Agreement or otherwise, Senetek shall reimburse Valeant up to the amount of the royalty or other consideration agreed or determined by such panel, when and as Valeant is contractually obligated to pay royalty or other consideration to such Third Party, and any payments due from Valeant in connection with such license that are in excess of such amount shall be borne by Valeant.

Section 6.3 Valeant’s Compliance with Law. In performing this Agreement, Valeant shall comply in all material respects with all laws, regulations, ordinances, orders, decrees and other requirements applicable to the storage, shipment, marketing and sale of all products containing any Licensed Compounds or otherwise applicable to Valeant’s practice of the Intellectual Property licensed to it hereunder.

Section 6.4 Covenant Not to Challenge the Patents. In consideration of the benefits of this Agreement, during the Patent License Term, Valeant, for itself and its Affiliates, successors and permitted assigns and sub-licensees, covenants that it and they will not dispute the validity or enforceability of the Patents or any claim or other element thereof in any proceeding of any nature, will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said validity and enforceability, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such validity and enforceability or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of Senetek of any bond or other security.

ARTICLE 7

RIGHTS AND OBLIGATIONS AS TO AND UNDER

THE EXISTING LICENSE AGREEMENTS

Section 7.1 Maintenance of Existing License Agreements. Subject to Section 7.3 below, Senetek covenants and agrees that it will continue to perform its obligations under, and enforce its rights under, the Existing License Agreements as in effect on the Effective Date. Senetek may not amend, modify, extend, renew or waive any provision of an Existing License Agreement without the prior written consent of Valeant, which consent may be withheld in Valeant’s sole discretion. In addition, Senetek shall not amend or modify any existing agreements, enter into, assume or otherwise permit itself to become bound by any agreements, or otherwise take any actions the effect of which shall be to encumber, restrict or otherwise compromise its ability to enforce the Existing License Agreements.

Section 7.2 Assignment of Future Payments Under Existing License Agreements. For and in consideration of the amounts payable to Senetek by Valeant hereunder, and subject to Section 7.3 below, Senetek shall and hereby does assign, set over, transfer and convey to Valeant all of Senetek’s right, title and interest in and to all royalty payments and other payments due to Senetek from the licensees under the Existing License Agreements arising from their performance of and compliance with the Existing License Agreements on and after the date of execution of this Agreement (collectively, the “Future Payments”). Senetek shall at all times use its Commercially Reasonable Efforts to collect the Future Payments, and shall remit the full amount of each Future Payment to Valeant, without offset, promptly following Senetek’s receipt thereof. Anything herein to the contrary notwithstanding, once received by Senetek, all Future Payments shall be the property of Valeant and shall be held in trust by Senetek for the benefit of Valeant until Senetek remits such amounts to Valeant.

Section 7.3 Future Assignment of Existing License Agreements. Following the Effective Date, Valeant may from time to time in its sole discretion request Senetek to assign to Valeant, at no additional cost to Valeant, all of Senetek’s rights under one or more of the Existing License Agreements. Upon receipt of such a request, Senetek shall use its Commercially Reasonable Efforts to effect the assignment, provided, however, that Senetek shall not be required to effect any such assignment if, based on a written opinion of counsel (in form and substance acceptable to Valeant), Senetek reasonably concludes that such assignment would violate applicable antitrust or trade regulation laws or rules or require the consent of any Government Entity. Any such assignment shall be effected using such form of assignment as Valeant shall reasonably request. The Parties acknowledge and agree that any such assignment shall require the prior written consent of the licensee under the Existing License Agreement, and Senetek shall not be obligated to compensate the licensee in exchange for the licensee’s consent. In the event that Senetek does assign an Existing License Agreement to Valeant as contemplated herein, as of the effective date of the assignment, Senetek shall be relieved of its obligations to (i) maintain the Existing License Agreement under Section 7.1 above, and (ii) collect the Future Payments pertaining to the Existing License Agreement under Section 7.2 above; provided, however, Senetek shall nonetheless continue to be obligated to promptly remit to Valeant any Future Payments that it does receive, if any, under the Existing License Agreement and shall still hold all such amounts in trust for the benefit of Valeant until such time as it remits such amounts to Valeant. In addition, in the event that Senetek does assign an Existing License Agreement to Valeant as contemplated herein, Valeant shall indemnify Senetek from any liability to the licensees under the Existing License Agreements arising after the effective date of such assignment (except to the extent that such liability resulted from a default by or other act of Senetek under the Existing License Agreement occurring prior to the effective date of the assignment).

Section 7.4 Royalty Payments and Set Offs.

(a) Pre-Execution Date. All royalty or other payments due from the licensees under the Existing License Agreements with respect to products manufactured or sales booked by the licensees before the date of execution of this Agreement or otherwise related to their performance under the Existing License Agreement prior to the date of execution of this Agreement , whether such royalty payments are paid to Senetek or to Valeant, and all infringement or other legal claims arising from wrongful acts committed by Third Parties prior to the date of execution of this Agreement related to the Existing License Agreements shall be the property of and belong to Senetek. In the event that any such royalty or other payments are made to Valeant, Valeant shall promptly remit the full amount of such royalty or other payments, without offset, to Senetek and shall be deemed to hold such royalty payments in trust for the benefit of Senetek until such time as Valeant remits the royalty or other payments to Senetek. Any refunds or credits (related to sales prior to the date of execution of this Agreement) due to the licensee or Third Party with respect to such royalty or other payments shall be the sole responsibility of Senetek.

(b) Post-Execution Date. All royalty or other payments made by the licensees under the Existing License Agreements with respect to sales booked by the licensees on or after the date of execution of this Agreement or otherwise related to their performance under the Existing License Agreement on or after the date of execution of this Agreement, whether such royalty payments are paid to Senetek or to Valeant, and all legal claims arising from wrongful acts committed by Third Parties on or after the date of execution of this Agreement related to the Existing License Agreements, shall be the property of and belong to Valeant. In the event that any such royalty payments are made to Senetek, Senetek shall promptly remit the full amount of such royalty payments, without offset, to Valeant and shall be deemed to hold such royalty payments in trust for the benefit of Valeant until such time as Senetek remits the royalty payments to Valeant. Any refunds or credits (related to sales after the date of execution of this Agreement) due to the licensee with respect to such royalty payments shall be the sole responsibility of Valeant.

Section 7.5 Expiration or Termination of Existing License Agreements. Upon the expiration or termination of an Existing License Agreement, all rights held by Senetek under the Existing License Agreement, including but not limited to any rights in and to any of the Intellectual Property held by the licensee under the Existing License Agreement, shall automatically and immediately (and without any additional action by Valeant or the payment by Valeant of any additional consideration) revert to Valeant and shall for all purposes thereafter be deemed to be included among the rights acquired or licensed by Valeant under this Agreement.

ARTICLE 8

RIGHT OF FIRST OFFER RE PATENTS

In the event that Senetek ever decides (either on its own initiative or in response to a bona fide Third Party offer) to sell the Patents or any rights therein to a non-Affiliate, Senetek shall immediately give written notice thereof to Valeant. Valeant shall then have sixty (60) days from the date that it receives such notice to deliver an offer to Senetek setting forth in reasonable detail the principal commercial terms upon which Valeant would purchase the Patents or such rights therein. If Senetek elects not to accept Valeant’s offer to purchase the Patents or such rights therein (or if no offer is made within such period), Senetek shall be free to sell the Patents or such rights therein to another Person on terms no better to such Person than those offered by Valeant (or, if Senetek has made a counter offer, on terms no better to such other Person than those offered by Senetek to Valeant).

ARTICLE 9

CONFIDENTIALITY

Section 9.1 Confidential Information. Subject to Section 9.2, each Party will maintain in confidence all Confidential Information disclosed by the other Party pursuant to this

Agreement and will not use such Confidential Information for any purpose except as permitted by this Agreement. Neither Party will disclose such information and materials to anyone other than those of its sublicensees, Affiliates, potential sub-licensees, employees, consultants, agents or subcontractors as are necessary in connection with such Party’s performance of this Agreement and each Party agrees to use Commercially Reasonable Efforts to protect such Confidential Information but in no event less care than it uses to maintain the confidentiality of its own proprietary information.

Section 9.2 Disclosure. The obligation of confidentiality in this Agreement does not apply to the extent that:

(a) either Party or their Affiliates (as such, the “Recipient”) are required to disclose Confidential Information by order or regulation of a governmental agency or a court of competent jurisdiction, or under the securities laws of any jurisdiction or in connection with any filing of information with the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed, except that the Recipient will not make any such disclosure (other than as required under the securities laws of any jurisdiction or in connection with any filing of information with the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed) without first notifying the other Party and allowing such other Party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure;

(b) the Recipient can demonstrate that (i) the disclosed Confidential Information was at the time of such disclosure to the Recipient already in (or later enters) the public domain other than as a result of actions of the Recipient, Recipient’s Affiliates, employees, sublicensees, agents or subcontractors in violation of this Agreement; (ii) the disclosed Confidential Information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement or independently generated by the Recipient or its Affiliates at any time; or (iii) the disclosed Confidential Information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to either Party to this Agreement and not under a duty of confidentiality to the other Party;

(c) with respect to a disclosure by Valeant, disclosure is made to a government regulatory agency as part of such agency’s product license approval process for a product;

(d) the disclosure is of Know-How, and such disclosure is permitted under this Agreement; or

(e) disclosure is necessary to obtain or secure patent protection of any technology.

In addition to disclosures described above, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting patent rights as permitted by this Agreement; (ii) regulatory filings for products such Party has a license or right to develop hereunder; and (iii) prosecuting or defending litigation as permitted by this Agreement.

Section 9.3 Announcements. Schedule 9.3(i) sets forth an agreed press release by Senetek to be issued promptly following the execution of this Agreement. Except for such release and except as may otherwise be required by law or the listing rules of any exchange on which either party’s securities may be listed or quoted, for which the releasing party shall provide prior notice to the other party and the opportunity to comment on any required disclosure, neither party will disclose the terms of this Agreement to any other Person; provided, however, that each party may make such disclosure of the terms of this Agreement to its employees and agents as is necessary to permit such party to perform its obligations under this Agreement; provided further that any such employee or agent agrees to maintain the confidentiality of this Agreement; and provided further that either party may make such disclosures of the terms of this Agreement as are necessary to enter into license and other agreements that do not conflict with the terms of this Agreement. Valeant acknowledges that this Agreement may be deemed to be a “material contract” as that term is defined by Item 601(b)(10) of Regulation S-K, and that Senetek may therefore be required to file such document as an exhibit to reports or registration statements filed under the United States Securities Act or Securities Exchange Act, provided that Senetek shall redact commercial terms and file for confidential treatment to the extent permitted by applicable rules of the United States Securities and Exchange Commission.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification by Senetek. Senetek shall indemnify, defend and hold harmless Valeant and its Affiliates and their respective officers, directors, agents, and employees (collectively, the “Valeant Indemnitees”) from and against any and all losses, liabilities, claims, damages (including consequential damages), expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value (collectively,

“Losses”) to the extent that such Valeant Losses are based on, result from or arise in connection with the breach of any representation or warranty made by Senetek in this Agreement or any failure of Senetek to duly perform or observe any provision, obligation, covenant or agreement to be performed or observed by Senetek pursuant to this Agreement; provided, however, that Senetek shall not be obligated to indemnify, defend or hold harmless any Valeant Indemnitee under this Section 9.1 for any Losses incurred by a Valeant Indemnitee to the extent such Losses arise out of or are attributable to: (a) any act or omission by a Valeant Indemnitee, which constitutes negligence, recklessness, gross negligence, or willful misconduct on the part of such Valeant Indemnitee, (b) the breach of any representation or warranty made by Valeant in this Agreement, or (c) any failure of Valeant to perform or observe any provision, obligation, covenant or agreement to be performed or observed by Valeant pursuant to this Agreement.

Section 10.2 Indemnification by Valeant. Valeant shall indemnify, defend and hold harmless Senetek and its Affiliates and their respective officers, directors, agents, and employees (collectively, the “Senetek Indemnitees”) from and against any and all Losses, to the extent that such Senetek Losses are based on, result from or arise in connection with the breach of any representation or warranty made by Valeant in this Agreement or any failure of Valeant to duly perform or observe any provision, obligation, covenant or agreement to be performed or observed by Valeant pursuant to this Agreement; provided, however, that Valeant shall not be obligated to indemnify, defend or hold harmless any Senetek Indemnitee under this Section 10.2 for any Losses incurred by a Senetek Indemnitee to the extent such Losses arise out of or are attributable to: (a) any act or omission by a Senetek Indemnitee, which constitutes negligence, recklessness, gross negligence, or willful misconduct on the part of such Senetek Indemnitee, (b) the breach of any representation or warranty made by Senetek in this Agreement, or (c) any failure of Senetek to perform or observe any provision, obligation, covenant or agreement to be performed or observed by Senetek pursuant to this Agreement.

Section 10.3 Procedure.

(a) In the event a Party’s right to indemnification hereunder arises out of or results from a Third Party claim (a “Third Party Claim”), each indemnified Party (an “Indemnified Party”) shall give Notice to the indemnifying Party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim, or otherwise becoming aware of the existence or threatened existence thereof. Failure to give such notice shall not constitute a defense, in whole or in part, to any claim by an Indemnified Party hereunder except to the extent the rights of the Indemnifying Party are materially prejudiced by such failure to give notice. The

Indemnifying Party shall notify the Indemnified Party of its intentions as to defense of the Third Party Claim or potential Third Party Claim in writing within ten (10) Business Days after receipt of Notice of the Third Party Claim;

(b) With respect to any Third Party Claim, the Indemnifying Party shall assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Third Party Claim (so long as it has confirmed its indemnification obligation responsibility to such Indemnified Party under this Section 10.3 with respect to a given Third Party Claim); provided, however, that the Indemnifying Party may not settle such Third Party Claim in any manner that would require payment by the Indemnified Party, or would materially adversely affect the rights granted to the Indemnified Party hereunder, or would materially conflict with the terms of this Agreement, or adversely affect the Intellectual Property, without first obtaining the Indemnified Party’s prior written consent; and

(c) With respect to any Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of the Third Party Claim (including, without limitation, making documents and records available for review and copying and making persons within its control available for pertinent testimony in accordance with the confidentiality provisions of Article 8, and entering into appropriate joint counsel or other agreements to protect any attorney-client or attorney work product privileged material) at the Indemnifying Party’s expense. With respect to any Third Party Claim, if the Indemnifying Party assumes defense of the Third Party Claim, an Indemnified Party may participate in, but not control, the defense of such Third Party Claim using attorneys of its choice and at its sole cost and expense, with such cost and expense not being covered by the Indemnifying Party. With respect to any Third Party Claim, an Indemnifying Party shall have no obligation or liability under this Article 9 as to any Third Party Claim for which settlement or compromise of such Third Party Claim or an offer of settlement or compromise of such Third Party Claim is made by an Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. With respect to any Third Party Claim, if an Indemnifying Party notifies the Indemnified Party in writing that it will not defend the Indemnified Party against such a Third Party Claim asserted against the Indemnified Party, or if the Indemnifying Party assumes the defense of the Third Party Claim in accordance with this Section 9.3 yet fails to defend or take other reasonable, timely action, in response to such Third Party Claim asserted against the Indemnified Party, the Indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Third Party Claim, without the consent of the Indemnifying Party, and all costs and expenses related thereto shall be indemnified by the Indemnifying Party pursuant to this Article 9

Section 10.4 Insurance. Each Party shall maintain at its expense commercial general liability insurance with an insurance company or companies rated at least Best AA in a principal amount of not less than Two Million Dollars (US$2,000,000) per occurrence and Five Million Dollars (US$5,000,000) in the annual aggregate. Within thirty (30) calendar days after the date of this Agreement, each Party shall furnish to the other a certificate evidencing such insurance. Either Party may elect to suspend its performance hereunder until the other Party’s insurance is in place and the certificate of coverage is provided, and may thereafter suspend its performance if it reasonably believes such insurance is not in place until the other Party provides reasonable assurance that such coverage is in place without any gap in coverage and will be maintained as required by this Agreement. The term of such insurance shall run for the period beginning on the Effective Date and ending upon the expiration of the last to expire of the Patents containing a Valid Claim.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (regardless of that or any other jurisdiction’s choice of law principles). Each party irrevocably submits to the exclusive jurisdiction of the United States Federal District Court for the Southern District of California and the state courts of California sitting in Orange County, California for all purposes related to this Agreement.

Section 11.2 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Senetek to Valeant are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy code. Valeant, as a Valeant of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

Section 11.3 Modification. This Agreement may not be amended or modified except in a writing signed by a duly authorized officer of the party against whom enforcement of such amendment is sought.

Section 11.4 Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights or operate to bar the exercise or enforcement thereof at any time or times thereafter. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such wavier shall be effective only if in writing signed by the non-waiver Party.

Section 11.5 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, terrorism, fire, explosion, flood, strike, lockout, embargo, shortage of materials or utilities, vendor failure to supply, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure, provided, further, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all Commercially Reasonable Efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations.

Section 11.6 Severability. It is the intention of the Parties to comply with all applicable domestic or foreign laws in connection with the performance of its obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the Parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law without impairing the Parties’ evident original intent.

Section 11.7 Headings. The headings in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

Section 11.8 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement to an Affiliate without the consent of the other Party. Any purported assignment in contravention of this Section 11.8 shall be null and void and of no effect. No assignment by either Party shall release such Party from responsibility for the performance by such Party of any of its obligations hereunder.

Section 11.9 No Unsolicited Bids. Valeant, for itself and its Affiliates, successors and permitted assigns, irrevocably agrees that it and they will not, individually or as a member of any “group” (as such term is defined under the United States Securities Exchange Act) (i) purchase, own or acquire rights in securities of Senetek or American Depositary Shares representing, or options, warrants or other rights to purchase, securities of Senetek, representing in the aggregate five percent (5%) or more of the outstanding equity securities of Senetek, or (ii) make any public or confidential offer or proposal to Senetek or its management or Board of Directors or any member thereof with a view to entering into any acquisition of or combination involving Senetek or any of its material assets, or (iii) participate in any proxy contest or other process intended to cause the adoption of any shareholder resolution what has not been recommended for adoption by the Board of Directors of Senetek. This Section 10.9 will be suspended and be of no force or effect during the pendency of any action described in clauses (i), (ii) or (iii) above taken by any party other than Valeant or any Affiliate of Valeant or “group” of which Valeant or any Affiliate of Valeant is a member.

Section 11.10 Relationship of Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or similar relationship between the Parties.

Section 11.11 No Third Party Beneficiaries. This Agreement does not confer any rights, remedies, agreements, undertakings, obligations or liabilities on any person other than Valeant and the successors-in-interest and permitted assigns of each Party.

Section 11.12 Notices. Unless otherwise provided herein, any notice required or permitted to be given hereunder (a “Notice”) shall be mailed by certified mail or generally recognized express courier service with signature required for delivery, postage prepaid, sent by facsimile transmission, or delivered by hand to the Party to whom such Notice is required or permitted to be given hereunder, at the following address for such Party:

Senetek:	Senetek PLC
831 Latour Court
Napa, CA 94558
Fax: 707-226-3999

Valeant:	Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656

Attn: General Counsel

FAX: 949-461-6641

or at such other address or fax number as the Party may have designated by Notice hereunder. If mailed, any such Notice shall be deemed to have been given as of the date of receipt, as evidenced by the date appearing on the delivery notice. If delivered by hand, any such Notice shall be deemed to have been given when received by the party or agent of such party to whom such Notice is given, as evidenced by written and dated receipt of the receiving Party

Section 11.13 Entire Agreement. This Agreement together with its exhibits and schedules constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and shall supersede any prior agreements, negotiations, understandings, representations, statements and writings relating thereto.

Section 11.14 Termination of Original License Agreement. Upon the execution of this Agreement, the Original License Agreement and any and all side letters and understandings, oral or in writing, entered into between Senetek and VPI during the Term of the Original License Agreement, shall automatically be terminated, and thereafter the Parties shall have no further rights and obligations thereunder, except to the extent that such rights and obligations expressly survive the termination thereof under the terms of the Original License Agreement.

Section 11.15 Post-Termination Survival of Certain Terms and Provisions. Anything herein to the contrary notwithstanding, Articles VIII, IX, and X, and Sections 2.2 – 2.4, 6.3, 6.4, 7.3-7.5, 11.9, and 11.14-11.16 shall survive the termination or expiration of this Agreement indefinitely.

Section 11.16 Guaranty of Valeant’s Payment Obligations. In consideration for the rights granted to Valeant hereunder, and as a condition to Senetek’s entering into this Agreement, the Parties agree that VPI shall guaranty Valeant’s payment obligations hereunder, and by restrictively endorsing this Agreement in the space provided on the signature page below, VPI agrees that it shall guaranty Valeant’s payment obligations hereunder. Notwithstanding the foregoing, VPI shall have no obligation to Senetek hereunder, and Senetek shall not pursue any recovery against VPI pursuant to this Section 11.16, until Senetek shall have exercised its rights to seek indemnification from Valeant hereunder in accordance with Article 10 hereof.

[Remaining of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date first above written.

SENETEK PLC

By:	/s/ Frank Massino
Name:	Frank Massino
Title:	Chairman and CEO

VALEANT PHARMACEUTICALS NORTH AMERICA

By:	/s/ Timothy Tyson
Name:	Timothy Tyson
Title:	President and Chief Executive Officer

The undersigned is executing this Agreement solely for purposes of acknowledging its obligations under Section 11.16

VALEANT PHARMACEUTICAL INTERNATIONAL

By:	/s/ Timothy Tyson
Name:	Timothy Tyson
Title:	President and Chief Executive Officer

SCHEDULE 1.1(m)

KNOW-HOW

Skin Irritation on Lotion M 50 PPM by Gibraltar Laboratories

Skin Irritation on Lotion M 100 PPM by Gibraltar Laboratories

Skin Irritation on Lotion M 250 PPM by Gibraltar Laboratories

Skin Irritation on Lotion M 500 PPM by Gibraltar Laboratories

Skin Irritation on Lotion M 1000 PPM by Gibraltar Laboratories

Skin Irritation on Lotion V 100 PPM by Gibraltar Laboratories

Skin Irritation on Lotion V 1000 PPM by Gibraltar Laboratories

Ames Metabolic Activation Test to Assess the Potential Mutagenic Effect of SEN 001 by Huntington Life Sciences

An Assessment of the Mutagenic Potential of SEN 001 Using the Mouse Lymphoma in Locus Assay by Huntington Life Sciences

Acute Oral Toxicity of Mice of SEN 001 by Huntington Research Centre

Delayed Contact Hypersensitivity in the Guinea-Pig with SEN 001 by Huntington Research Centre

Factor X and Furfural Bacterial Mutation Assay by Huntington Life Sciences

Kinetin Mouse Micronucleus Test by Huntington Life Sciences

In Vitro Percutaneous Absorption of [14C]-Kinetin Lotion Versus Serum in Human Cadaver Skin by The University of California, Irvine

A Clinical Study of Topical Zeatin (0.10%, 0.025%) for Improving the Appearance of Photodamaged Skin by RCTS, Inc.

Human Repeated Insult Patch Test (HRIPT) by RCTS, Inc.

In Vitro Mammalian Chromosome Screening Assay in Human Peripheral Blood Lymphocytes by BioReliance

In Vitro Chromosome Aberration Screening Assay by BioReliance

Salmonella Plate Incorporation Mutagenicity Assay by BioReliance

Chorioallantoic Membrane Vascular Assay (CAMVA-14 Day) by MB Research

Evaluation of Cutaneous Effects of Topical Cytokinins in the Hairless Mouse Assay by The University of California, Irvine

Manufacturing Know-How and Technology Transfer

Zeatin Material Safety Data Sheet

Zeatin Production Process

SCHEDULE 4.1(b)

ENCUMBRANCES

1. Senetek is a party to a Loan and Security Agreement effective as of March 30, 2006 with Silicon Valley Bank pursuant to which certain Encumbrances exist affecting the Intellectual Property.

SCHEDULE 4.1(c)

COMPLIANCE WITH LAWS

None

SCHEDULE 4.1(e)(i)

EXISTING LICENSE AGREEMENTS

Licensee/Trademark	Channel of Trade	Geography	License Expiration
Valeant Pharmaceuticals International Kinerase ®	All channels of trade subject to rights of licensees listed below	Exclusive Worldwide	2010

The Body Shop	Body Shop retail stores, kiosks, catalogs and websites	Non-exclusive North America Europe Asia	2013

Osmotics Corporation	Prestige (department stores and perfumeries)	Non-exclusive Worldwide	2020

OMP, Inc.	Those mass market drug stores and cosmetics shops in which OMP sold Kinetin products on settlement date	Non-exclusive Japan	2020

Revlon Consumer Products Corporation Almay ®	Mass market	Non-exclusive Worldwide	2011

Med Beauty A-G	Estheticians and beauty salons	Exclusive – Switzerland Non-Exclusive - Germany and Russia	2005

Vivier Pharma Inc.	Dermatologists, pharmacies and other ethical (physician) markets	Non-exclusive United States and Canada	2008

Panion & BF Biotech Inc.	Ethical, prestige, salon, spa (except Korea) and stores owned or controlled by Formosa Biomedical Technology	Non-exclusive Most Asian nations	2011

Licensee/Trademark	Channel of Trade	Geography	License Expiration
Lavipharm S.A. Castalia ®	Ethical and pharmacy	Non-exclusive Greece, Cyprus and certain near Asian and Latin America countries	2011

Ferrosan A/S Imedeen ®	Prestige, natural products, mass market and direct-to-consumer	Non-exclusive Worldwide	2020

Dermaquest	Natural Products	Worldwide	None

ph Advantage LLC	Prestige retail stores, salons, spas and direct-to-consumer	United States	2011

SCHEDULE 4.1(e)(ii)

CERTAIN AGREEMENTS AFFECTING

THE INTELLECTUAL PROPERTY AND KNOW-HOW

1. Senetek is a party to an Agreement for the Funding of Research Grants and the Transfer of Exclusive Rights to Technology with Dr. Brian Clark dated as of February 1, 1987, as amended through March 15, 2007, pursuant to which Dr. Clark is entitled to a payment on the Effective Date.

2. Senetek is the beneficiary of an Assignment from Lealand L. Clark dated as of December 2, 2002 of U.S. Patent No. 5,151,425.

3. Senetek is a party to various agreements with the Regents of the University of California pursuant to which certain of the clinical trials and other investigations comprising Know-How were performed and which govern the use of certain of such Know-How and commercial references to the University.

SCHEDULE 4.1(f)

ROYALTY AND OTHER PAYMENTS

PAST DUE UNDER EXISTING LICENSE AGREEMENTS

None

SCHEDULE 4.1(g)(ii)(A)

DESCRIPTION OF PATENTS AND PATENT APPLICATIONS

FETF File No.	Country	Inventor	Serial No Filing Date	Publication No. Publication Date	Patent No Issue Date	Title

45619	Canada	Rattan	559,960 2/26/88		1,339,503 10/21/97	Method and Composition for Ameliorating the Adverse Effects of Aging

49097	U.S.	Boland, et al.	364,364 6/8/89		5,021,422 6/4/91	Method and Composition for Treating Hyperproliferative Skin Diseases

51196	U.S.	Bolund	679,732 4/3/91		5,164,394 11/17/92	Method and Composition For Treating Hyperproliferative Skin Diseases

51608	Argentina	Rattan	320120 7/11/91		250273 1/28/97	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Australia	Rattan	81884/91 5/16/91		666836 7/9/96	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Austria	Rattan	91912579.9 5/16/91			Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Belgium	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Brazil	Rattan	PI 9107307 5/16/91		PI 9107307 10/31/00	Method and Composition for Ameliorating the Adverse Effects of Aging

FETF File No.	Country	Inventor	Serial No Filing Date	Publication No. Publication Date	Patent No Issue Date	Title

51608	Canada	Rattan	2,108,369 5/16/91		2,108,369 1/28/03	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	China	Rattan	91104472.8 6/28/91		ZL91104472 11/27/97	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Denmark	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Finland	Rattan	935039 5/16/91		111219 6/30/03	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	France	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Germany	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Great Britain	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Greece	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Ireland	Rattan	1715/91 5/20/91		82964 7/2/03	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Israel	Rattan	1991/1715 5/25/91		98204 2/12/95	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Italy	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Japan	Rattan	512066/91 5/16/91		3103375 8/25/00	Method and Composition for Ameliorating the Adverse Effects of Aging

FETF File No.	Country	Inventor	Serial No Filing Date	Publication No. Publication Date	Patent No Issue Date	Title

21608	Japan	Rattan	512066/91 5/16/91		486600 10/24/03	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Luxembourg	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Malaysia	Rattan	PI9100865 5/22/91		MY-120650-A 11/30/05	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Mexico	Rattan	25,886 5/22/91		178834 7/21/95	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Netherlands	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	New Zealand	Rattan	238210 5/21/91		238210 3/4/94	Method and Composition for Ameliorating the Adverse Effects of Aging

1608	New Zealand	Rattan	247836 6/10/93		247836 8/8/97	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Norway	Rattan	934115 5/16/91		304814 2/22/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Philippines	Rattan	42893 8/8/91			Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Saudi Arabia	Rattan	91120262 12/10/91			Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Spain	Rattan	91912579.9 5/16/91	2140392 3/1/00	0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Sweden	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

FETF File No.	Country	Inventor	Serial No Filing Date	Publication No. Publication Date	Patent No Issue Date	Title

51608	Switzerland	Rattan	91912579.9 5/16/91		0584068 10/6/99	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Taiwan	Rattan	80105893 7/29/91		076376 5/23/96	Method and Composition for Ameliorating the Adverse Effects of Aging

51608	Venezuela	Rattan	727 6/6/91		53803 6/6/91	Method and Composition for Ameliorating the Adverse Effects of Aging

51609	Austria	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Belgium	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Canada	Bolund, et al.	2,107,896 5/16/91		2,107,896 7/30/02	Method and Composition for Hyperproliferative Skin Diseases

51609	Demark	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	France	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Germany	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Great Britain	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Greece	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

FETF File No.	Country	Inventor	Serial No Filing Date	Publication No. Publication Date	Patent No Issue Date	Title

51609	Italy	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Japan	Bolund, et al.	509454/91 5/16/91		3103374 8/24/00	Method and Composition for Hyperproliferative Skin Diseases

51609	Luxembourg	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Netherlands	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Sweden	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

51609	Switzerland	Bolund, et al.	91910063.6 5/16/91		0584062 1/7/98	Method and Composition for Hyperproliferative Skin Diseases

55710	U.S.	Rattan	206,041 3/4/94		5,371,089 12/6/94	Method and Composition for Ameliorating the Adverse Effects of Aging

56270	U.S.	Rattan	292,721 8/18/94		5,602,139 2/11/97	Method for Ameliorating the Adverse Effects of Aging

56539	U.S.	Rattan	314,361 9/28/94		5,614,407 3/25/97	Method for Ameliorating the Adverse Effects of Aging

87801	US	L. Clark	718,362 9/29/92		5,151,425	Method and Composition for treating Inflammation and the Immunological Response Thereto

SCHEDULE (g)(ii)(B)

TRADEMARKS

None

SCHEDULE 4.1(g)(vii)

INFRINGEMENTS

Senetek from time to time has become aware of infringements of the Patents. In all such cases arising in the United States, Senetek has successfully taken action to terminate such infringements and Senetek is not aware of any such infringements as of the Effective Date. As respects infringements outside the United States, Senetek similarly has taken action to terminate infringements of which it has become aware and Senetek is not aware of any such infringements as of the Effective Date. However, as respects certain Asian markets, and most particularly Taiwan, Senetek has found that court proceedings are not effective in permanently restraining infringements because the infringing party resumes manufacturing or selling activities under a different name or using a different product formulation.

SCHEDULE 4.1(i)

REGULATORY APPROVALS

None

SCHEDULE 4.1(k)

CERTAIN RISK FACTORS

Reliance on Other Organizations for Research and Development and Regulatory Functions. We rely on a number of significant collaborative relationships for a large part of our new product research and development activities and all of our Pharmaceutical Segment regulatory activities. These collaborations with external research laboratories and pharmaceuticals licensees pose a number of risks including our inability to control whether our counter-parties will devote adequate resources to their efforts or fully perform their contractual undertakings, failure of which could lead to delays in commercializing products, revenue curtailment and the expense and management distraction of dispute resolution.

Acquisition-Related Risks. One means by which Senetek might achieve eligibility for initial listing on the Nasdaq Capital Market or the American Stock Exchange could be to complete an equity-based business acquisition. However, completion of any significant business acquisition by Senetek would involve substantial risks, including that the Company’s small management cadre would be diverted from the operating needs of Senetek’s business, that the professional fees of attorneys, accountants and other advisors incurred in executing such a transaction would divert needed financial resources from the Company’s business, that these expenses and the costs of integrating the two companies’ assets and operations could result in dilution of earnings, at least in the short term, and that management might be unable to successfully achieve the synergies from the combination of the two companies upon which forecasts of longer term incremental earnings were based. There is also a risk, particularly for so long as our ADSs’ market price remains at historically depressed levels, that the Company could become the subject of an unsolicited acquisition by a third party, through a tender offer or other transaction that might not assure the Company’s ADS holders of fair value of their interests in the Company. The English Companies Act, under which Senetek is organized, does not permit adoption of so-called defensive provisions in the Company’s Articles of Association to make such a transaction more difficult or to force such an acquirer to negotiate terms with the Company’s Board of Directors on behalf of the Company’s shareholders although the Company’s revolving credit agreement with Silicon Valley Bank would permit the lender to terminate the agreement and declare amounts outstanding to be due and payable in the event of a “change in control” as defined in the agreement. See Item 7, “Subsequent Events”.

New Product Pipeline. As a result of regulatory and competitive uncertainties, along with potentially limited funding sources, we cannot provide any assurance that we will be able to successfully develop and market new products. We have a pipeline of new products and new indications for existing products in development, but success in developing these products and entering into productive licensing arrangements for them is essential to the success of our business plan and cannot be assured.

Research and Development. Our field is characterized by extensive research efforts. Our research could prove unproductive. Furthermore, other companies could engage in research or development, which renders our programs non-competitive or obsolete. Other companies with which we compete generally have substantially greater financial resources to undertake additional and more effective research. In particular we face intense competition for the discovery and development of ingredients to address signs of photoaging and other skincare conditions from large, global companies with far greater research, development and marketing resources than ours, and there can be no assurance that our existing products or new products developed for our Skincare Segment will maintain market acceptance in competition with existing and new offerings of our competitors.

Management Infrastructure. We currently employ nine people, have a very small management team and have no succession plan. Should we lose any management resources and be unable to attract high caliber replacements to continue implementing our business plan, we could be materially adversely affected. There can be no assurance that we will be able to staff our requirements in a manner adequate to support our planned future growth.

SCHEDULE 9.3(i)

SENETEK PRESS RELEASE

For Senetek PLC

Investor Contacts:

KCSA Worldwide

Todd Fromer / Garth Russell

212-896-1215 / 212-896-1250

tfromer@kcsa.com / grussell@kcsa.com

Senetek PLC Grants Paid Up License to Valeant Pharmaceuticals

Senetek Receives $21 Million Cash Plus Share of Future Third Party Royalties

and Forgiveness of $6 Million in Credits

NAPA, Calif., March XX, 2007—Senetek PLC (OTCBB: SNTKY), a life sciences product development company targeting the science of aging, today announced the signing of a monetization agreement with Valeant Pharmaceuticals North America, the lead licensee of Senetek’s patented Kinetin anti-aging active ingredient and the exclusive licensee of Zeatin, a new Kinetin analog. Under the agreement, Senetek has granted Valeant a paid up license for Kinetin and Zeatin and has assigned to Valeant future royalties from other Kinetin licensees, in return for Senetek receiving a cash payment of $21 million, forgiveness of a $6 million prepaid royalty credit reimbursement obligation that Senetek otherwise would have owed to Valeant, and a right to share in future royalties due to Valeant from other Kinetin licensees through 2011.

Under an August 2005 agreement with Valeant, Senetek had granted Valeant a global exclusive license for Zeatin and had similarly broadening its license for Kinetin, subject to the terms of pre-existing Kinetin license agreements with third parties, and in return Valeant had agreed to minimum royalties of $27 million through 2010 net of prepaid royalties.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek PLC, commented, “This transaction is non-dilutive to our shareholders and provides us the working capital to rapidly accelerate development of our rich pipeline of proprietary compounds, to acquire products, and to achieve our corporate goal of commercializing one new compound each year. Senetek’s new focus will place increased emphasis on direct marketing efforts of new products with our sights on achieving greater revenues and larger economic benefits. This new strategic direction will also redirect our product development efforts to target unmet needs in the lucrative and growing prescription dermatological therapeutic market.”

About Senetek PLC

Senetek PLC (OTCBB: SNTKY) is a life sciences product development company with a portfolio of intellectual properties targeting the science of aging, including skincare and dermatological therapeutics, erectile dysfunction and nutrition. Kinetin, Senetek’s lead commercial product, is currently licensed and marketed by 14 pharmaceutical and cosmeceutical companies, and Senetek has entered into an exclusive global license with Valeant Pharmaceuticals for Senetek’s proprietary anti-aging skincare compound Zeatin. In addition, Senetek has entered into exclusive licenses for Europe and North America, respectively, for its patented combination drug treatment for erectile dysfunction, Invicorp®, has an exclusive manufacturing distributorship for its proprietary diagnostic monoclonal antibodies, and recently sold, with retained rights of profit participation, its patented drug delivery system, Reliaject®.

For more information, visit the company’s website at http://www.senetekplc.com/

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act, including those that might imply commercial potential and successful evaluation and development of new compounds and success in forging direct distribution arrangements. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K/A for the year 2005. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

# # #

This document is available on the KCSA Worldwide Website at www.kcsa.com.